Exhibit 99.1

BEYOND MEAT® ANNOUNCES NEW EXECUTIVE LEADERSHIP APPOINTMENTS TO ACCELERATE AND SUPPORT THE COMPANY’S VISION FOR STRATEGIC GROWTH

Phil Hardin Joins as Chief Financial Officer

Deanna Jurgens Joins as Chief Growth Officer

Margaret “Jackie” Trask Joins as Chief People Officer

EL SEGUNDO, Calif., June 4, 2021 -- Beyond Meat, Inc. (NASDAQ: BYND), a leader in plant-based meat, today announced the appointments of Phil Hardin as Chief Financial Officer, Deanna Jurgens as Chief Growth Officer and Margaret “Jackie” Trask as Chief People Officer. These seasoned veterans bring extensive experience to the Beyond Meat executive leadership team to support the company's continued growth and innovation-focused culture.

“We are excited to welcome Phil, Deanna and Jackie to the Beyond Meat executive leadership team,” said Ethan Brown, President and Chief Executive Officer, Beyond Meat. “In each case, we conducted extensive searches to identify best-in-class talent and I could not be more pleased with the outcome. Whether Deanna's highly successful customer-focused leadership at PepsiCo, Jackie's impressive track record of building teams and raising the bar at JAFRA, or Phil's long tenure of strategic investing for outsized future growth at Amazon, today we've put in place key members of the team to help drive the business toward our goal of being tomorrow's global protein company."

Phil Hardin joins Beyond Meat as Chief Financial Officer after spending more than 15 years at Amazon in finance and investor relations across many business units. Mr. Hardin’s experience at Amazon, one of the world’s largest high-growth companies, aligns with Beyond Meat’s challenger-brand mentality aimed at disrupting the world’s largest food category. He most recently served as Vice President, Finance for Amazon Advertising and held several other leadership roles during his tenure at Amazon, including Director, Finance for EU Customer Fulfillment, Director, Investor Relations for Amazon.com, and Director, Finance for Kindle Content & Digital Subsidiaries. Mr. Hardin will join Beyond Meat in July 2021.

Deanna Jurgens joins Beyond Meat as Chief Growth Officer after serving as Chief Global Sales Officer at skincare company Rodan & Fields, where she was responsible for sales across the United States, Canada, Australia and Japan. Ms. Jurgens brings over 20 years of experience with a proven record of growing sales and profit through strategy, branding, marketing, operational excellence and innovative approaches. She has also held senior leadership roles across PepsiCo’s North America business during her more than 15-year career at the food and beverage giant, most recently as Senior Vice President for Frito-Lay’s largest operating business. She was also responsible for some of PepsiCo’s largest retail customers as Vice President and General Manager for Target; Vice President of Sales for Quaker, Tropicana and Gatorade for Sam’s Club; and Vice President of Insights, Strategy and Advanced Analytics for Walmart. Ms. Jurgens is assuming the responsibilities of Chief Growth Officer effective today, upon the retirement of Charles Muth.

Margaret “Jackie” Trask joins Beyond Meat as Chief People Officer after 14 years of leading human resources and employee processes at cosmetics company JAFRA Cosmetics International, where she most recently served as Senior Vice President of Worldwide Human Resources. Ms. Trask brings more than 30 years of experience in all aspects of human resources, including talent acquisition, employee development and employee engagement. In her role at JAFRA, she led human resources for more than 2,200 employees in eleven countries and was instrumental in the organization’s launch in three countries and the consolidation of five European countries into one centralized hub. She also served as a member of JAFRA’s Executive Committee. Prior to JAFRA, she served as Vice President of Human Resources & Facilities at Triad Financial Corporation and was a Compensation Consultant with Hay Management Consultants and Towers Perrin (now Willis Towers Watson). Ms. Trask joined Beyond Meat in March 2021.

Contact:

Media:
Shira Zackai
shira.zackai@beyondmeat.com

Investors:
Fitzhugh Taylor and Raphael Gross
beyondmeat@icrinc.com

About Beyond Meat
Beyond Meat, Inc. (NASDAQ:BYND) is one of the fastest growing food companies in the United States, offering a portfolio of revolutionary plant-based proteins made from simple ingredients without GMOs, bioengineered ingredients, hormones, antibiotics or cholesterol. Founded in 2009, Beyond Meat products are designed to have the same taste and texture as animal-based meat while being better for people and the planet. Beyond Meat’s brand commitment, Eat What You Love™, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of our planet. By shifting from animal-based meat to plant-based protein, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare. As of March 2021, Beyond Meat had products available at approximately 118,000 retail and foodservice outlets in over 80 countries worldwide. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram and Twitter and @BeyondMeatOfficial on TikTok.

Beyond Meat Forward Looking Statements
Certain statements in this release constitute “forward-looking statements.” These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Beyond Meat believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 1, 2021, and the Company's Quarterly Report on Form 10-Q for the quarter ended April 3, 2021 filed with the SEC on May 13, 2021, as well as other factors described from time to time in Beyond Meat’s filings with the SEC. Such forward-looking statements are made only as of the date of this release. Beyond Meat undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

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